Exhibit 12.1

Legal Opinion of JaNa Morrison McDonald, Esq.

JaNa Morrison McDonald, Esq., CCEP

The Law Offices of J. M. McDonald, PLLC

8116 South Tryon St. Ste. B3-184

Charlotte, NC 28273

May 6, 2021

The Board of Directors

Novea Inc.

1712 Pioneer Ave. St., Suite 1913

Cheyenne, Wyoming 82001

Gentlemen:

At the request of Novea Inc., a Wyoming corporation (the “Company”), I have acted as special counsel for the limited purpose of rendering an opinion as to the legality of 10,000,000 shares of Novea Inc. common stock, par value $0.001 per share to be offered at $5.00 and distributed by Novea Inc. (the “Shares”), pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933 (the “Securities Act”), as amended, by the Company with the Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

I have reviewed and am familiar with the statutes of the State of Wyoming and to the extent I deemed necessary to render an opinion on this matter, examined purported copies of the Articles of Incorporation of the Company and all amendments thereto, the By-laws of the Company, selected proceedings of the Board of Directors of the Company authorizing the issuance of the Shares, the certificates of officers of the Company and of public officials, and such other documents of the Company and of public officials as I have deemed necessary. I have assumed, with respect to persons other than the directors and officers of Novea Inc., the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authenticate original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted, and reprocessed text of such documents.

Following my review, it is my opinion that the Shares of the Company are duly authorized and when, as, and if issued and delivered by the Company against payment therefor, as described in the Offering Statement, the Shares will be validly issued, fully paid, and non-assessable.

According to the Wyoming Secretary of State, the Company has 75,000,000 Total Authorized Shares of Common Stock and, as of May 6, 2021, has no outstanding Tax Due and is in Good Standing.

I have not been engaged to examine, nor have I examined, the Offering Statement to determine its accuracy or completeness nor have I reviewed the information included therein or the compliance and conformity thereof with rules and regulations of the SEC or of the requirements of Form 1-A, and I express no opinion with respect thereto. My foregoing opinion is strictly limited to matters of North Carolina General Corporation Law, and I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than North Carolina (my state of licensure).

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference of my firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or to supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

/s/ JaNa Morrison McDonald, Esq., CCEP